Exhibit 10.g.v.

AMENDMENT
TO LOAN AGREEMENT

THIS AMENDMENT TO LOAN AGREEMENT (this “Agreement”) is made and entered into as of this 14th day of December, 2009, among SOUTH JERSEY GAS COMPANY, a New Jersey corporation (the “Borrower”) and TORONTO DOMINION (NEW YORK) LLC, as lender (“Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower and the Lender are parties to that certain Loan Agreement, dated as of December 15, 2008, (as amended, restated, modified and supplemented from time to time, the “Loan Agreement”) pursuant to which the Lender extended certain financial accommodations to the Borrower under the terms and conditions stated therein; and

WHEREAS, the Borrower has requested that the Lender amend certain provisions in the Loan Agreement as more specifically set forth below; and

WHEREAS, the Lender is willing to consent to the Borrower’s requests upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree that all capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement, and further agree as follows:

1.             Amendments.

(a)           Section 1.1 of the Loan Agreement, Defined Terms, is hereby amended by deleting the definition of “Applicable Margin” set forth therein in its entirety and substituting the following in lieu thereof:

“’Applicable Margin” – For any Loan made to Borrower on any date, the rate per annum as set forth below, determined by reference to the Corporate Credit Ratings:

Level	Corporate Credit Rating	Applicable Base Rate Margin	Applicable LIBOR Margin
I	Greater than BBB-/Baa3	0.000%	1.75%
II	Less than or equal to BBB-/Baa3 or no rating	0.000%	2.00%

Any change in the Applicable Margin will be effective as of the date on which the applicable Selected Rating Agent, as the case may be, announces the applicable change in the Corporate Credit Ratings.  Borrower shall notify Lender in writing promptly after becoming aware of any change in the Corporate Credit Ratings.

For purposes of the foregoing, (i) if the Corporate Credit Ratings established or deemed to have been established by the Selected Rating Agencies shall fall within different “Levels”, the lower rating will apply; (ii) if only one of the Selected Rating Agencies maintains Corporate Credit Ratings, then the rating of such single rating agency will apply; and (iii) if the rating system of Moody’s, S&P or Fitch shall change, or if Moody’s, S&P or Fitch shall cease to be in the business of providing Corporate Credit Ratings, Borrower and Lender shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from Moody’s, S&P or Fitch, and, pending the effectiveness of any such amendment, the Corporate Credit Ratings shall be determined by reference to the Corporate Credit Ratings most recently in effect prior to such change or cessation.”

(b)           Section 1.1 of the Loan Agreement, Defined Terms, is hereby further amended by deleting the definition of “Revolving Credit Maturity Date” as set forth therein in its entirety and substituting the following in lieu thereof:

“’Revolving Credit Maturity Date” – December 13, 2010.”

(c)           Section 2.7 of the Loan Agreement, Fees and Charges, is hereby amended by deleting subsection (b) thereof in its entirety and by substituting in lieu thereof the following:

“b.           Borrower hereby agrees to pay to Lender a facility fee (the “Facility Fee”) equal to the average daily amount of the Unused Revolving Credit Commitment during the preceding calendar quarter (or such shorter period ending on the Revolving Credit Maturity Date) multiplied by a rate per annum equal to one quarter of one percent (0.250%), payable quarterly in arrears on January 1, April 1, July 1 and October 1, and on the Revolving Credit Maturity Date.  The Facility Fee due to Lender shall cease to accrue on the Revolving Credit Maturity Date.  The Facility Fee payable on January 1, 2010 shall be calculated for the period (1) from (and including) October 1, 2009 through (but not including) December 14, 2009 at a rate per annum equal to one eighth of one percent (0.125%) and (2) from (and including December 14, 2009, through and including December 31, 2009 at a rate per annum equal to one quarter of one percent (0.250%).”

(d)           Section II of the Loan Agreement, The Loans, is hereby further amended by inserting the following new Section 2.15 immediately following the end of Section 2.14 thereof:

“Section 2.15. Incremental Facility. So long as no Default or Event of Default has occurred and is continuing, the Borrower may at any time during the term of this Agreement request that the Maximum Revolving Credit Amount be increased by an amount not to exceed $10,000,000.  Lender may, but shall not be obligated to, in its sole discretion (including, without limitation, obtaining internal credit approval) agree to all or any portion of the requested increase.  In the event that the Lender agrees to an increase to the Maximum Revolving Credit Amount, the Borrower shall execute such amendments and additional documents (including opinions of counsel) as may reasonably be requested by the Lender to give effect to such increase.”

(e)           Section 6.15 of the Loan Agreement, Replacement Financing, is hereby amended by deleting such Section in its entirety  and by substituting the following in lieu thereof:

“6.15.           [Reserved].”

2.             Strict Compliance.  Except for the amendments set forth in Section 1 above, the text of the Loan Agreement shall remain unchanged and in full force and effect.  The amendments agreed to herein shall not constitute a modification of the Loan Agreement or a course of dealing with the Lender at variance with the Loan Agreement such as to require further notice by the Lender to require strict compliance with the terms of the Loan Agreement in the future.

3.             Representations and Warranties.  The Borrower hereby represents and warrants to and in favor of the Lender as follows:

(a)           Each representation and warranty set forth in Article V of the Loan Agreement is hereby restated and affirmed as true and correct in all material respects as of the date hereof, except to the extent waived hereby or previously fulfilled in accordance with the terms of the Loan Agreement and to the extent relating specifically to the Closing Date or otherwise inapplicable;

(b)           There does not exist any Default or Event of Default or any event with the passage of time would become a Default or Event of Default, in each case, both before and after giving effect to this Agreement;

(c)           The Borrower has the corporate power and authority (i) to enter into this Agreement and (ii) to do all acts and things as are required or contemplated hereunder to be done, observed and performed by it;

(d)           As of the date of this Agreement, the Borrower and each of its Subsidiaries will be Solvent;

(e)           This Agreement has been duly authorized, validly executed and delivered by one or more authorized officers of the Borrower, and each of this Agreement and the Loan Agreement as amended hereby constitutes the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratoriam or other similar laws of general application relating to or affecting the rights and remedies of creditors and by general principles of equity; and

(f)            The execution and delivery of this Agreement and performance by the Borrower under the Loan Agreement, as amended hereby, does not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower which has not already been obtained, nor be in contravention of or in conflict with the certificate of incorporation of the Borrower, or any provision of any statute, judgment, order, indenture, instrument, agreement, or undertaking, to which the Borrower is party or by which the Borrower’s assets or properties are bound.

4.             Conditions Precedent to Effectiveness of this Agreement.  This Agreement, shall be effective as of the date hereof subject to:

(a)           all of the representations and warranties of the Borrower under Section 3 hereof which are made as of the date hereof, being true and correct in all material respects;

(b)           receipt by the Lender of a duly executed signature page to this Agreement from the Borrower;

(c)           receipt by the Lender of an amendment fee in the amount of $40,000, and

(d)           receipt of any other documents or instruments that the Lender may reasonably request, certified or executed by an authorized officer of the Borrower if so requested.

5.             Condition Subsequent.  On or prior to [December 31, 2009], the Borrower shall cause Cozen O’Connor, counsel to the Borrower, to deliver to the Lender a duly executed legal opinion with respect to this Agreement and the transactions contemplated hereby in substantially the form of the legal opinion delivered to the Lender on the Closing Date.  The Borrower acknowledges and agrees that failure to comply with the terms of this Section 5 shall be an Event of Default under the Loan Agreement without any cure or notice periods.

6.             Fees and Expenses.  The Borrower agrees to promptly pay all reasonable fees and expenses of the Lender in connection with the preparation, execution and delivery of this Agreement, including without limitation the reasonable fees and expenses of Jones Day, counsel to the Lender.

7.             Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

8.             Law of Contract.  This Agreement shall be construed and enforced in accordance with the internal laws (and not the law of conflicts) of the State of New York for contracts made and to be performed within the State of New York.

9.             Loan Document.  This Agreement shall constitute a Loan Document.

10.           Amendment to Loan Documents.  All of the Loan Documents are hereby amended to the extent necessary to give full force and effect to the amendments contained in this Agreement.

11.           Severability.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

12.           Execution by Electronic Means.  Delivery by any party hereto of an executed counterpart of this Agreement by facsimile or electronic transmission shall be as valid and effective as such party’s original executed counterpart.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BORROWER:	SOUTH JERSEY GAS COMPANY

By:
Name:
Title:

LENDER:

TORONTO DOMINION (NEW YORK) LLC

By:
Name:
Title: